Exhibit 10.54

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED. THE EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

DIRECTOR’S AGREEMENT

DATE: 17 June 2008

PARTIES:

(1)                                 LECG Limited, a company registered in England and Wales (registered number: 3348622) whose office is currently located at Davidson Building, 5 Southampton Street, London WC2E 7HA (the “Company” or “LECG”); and

(2)                                 Richard Boulton of Waterton, Cleardown, Woking, Surrey, GU22 7HH (the “Director”)

1.                                      COMMENCEMENT AND JOB TITLE

The employment of the Director as a director expert of the Company under the terms of this Agreement shall be effective from 1 January 2008 (the “Commencement Date”). Your period of continuous employment with Company is unaffected by this Agreement. It commenced on the date stated in your previous contract of employment with the Company (“the Employment”) and shall continue until terminated by either you or the Company giving to the other the prior notice in writing as set out in Clause 9. The Director shall not, unless otherwise agreed, be appointed to the Board of Directors of the Company.

This Agreement does not modify any of the remuneration or other provisions of the FAS Group Management Agreement dated 12 September 2007 and the FAS Group Management Agreement will continue to govern Boulton’s rights and obligations as Global Head of Financial and Accounting Services for LECG.

2.                                      SERVICES

The Company recognises that the Director is also a self-employed barrister at One Essex Court, Temple, London (“Chambers”), in which capacity he is periodically retained to advise on various commercial matters and to act as an expert. The Company agrees that such arrangements are acceptable. The Director will seek to utilise the resources of the Company to assist him in engagements where he is retained as an expert or economic consultant through Chambers.

Subject to the above, the Director agrees to perform and bill all his professional consulting activities exclusively through the Company. The Director shall develop his own expertise and consulting practice in association with the Company and the Director agrees that for any engagements that he obtains with any person or entity, private individual or Government bodies, he will only utilise the services of the staff of the Company to assist the Director with such engagements. The Company will make available to the Director in its office in London support staff located there. A Managing Director at the London office of the Company (a “Managing Director”) shall assign support staff to the Director’s projects. In the event that the Director requires support staff located at other Company offices the Director shall seek the assistance of a Managing Director, or the office director at that office.

The parties expect the professional fees for services provided by the support staff of the Company in the projects of the Director to be***.

Prior to the Director accepting any engagement or project, the Director agrees to comply with the Company’s standard contracting policy. Under this policy, all contracts should be signed by a Managing Director or a Senior Managing Director of LECG prior to being sent to the client, and all engagements should have an agreed contract prior to work commencing.

The Office’s normal working hours shall be 0900 to 1800 hours Monday to Friday; however, the Director shall be expected to work such hours that are necessary for the full and proper performance of his duties under this agreement. The Director acknowledges that he shall not receive any additional hours in lieu of hours worked on a weekend or public holiday.

The parties agree that the nature of the Director’s position is such that the Appointment falls within the scope of Regulation 20 of the Working Time Regulations 1998. If for any reason the Appointment does not fall within the scope of Regulation 20 of the Working Time Regulations 1998, the Executive nevertheless acknowledges that he may be required on some occasions to work for more than 48 hours a week and by entering into this Agreement he accepts that the 48 hour limit on the working week stipulated in the Working Time Regulations 1998 will not apply to him. The Director must give three months’ written notice to the Company if he wishes to revoke this acknowledgement.

3.                                      REMUNERATION

The Director’s remuneration (“Remuneration”) shall be calculated in accordance with this Clause by adding:

Annual Salary paid in 12 equal monthly installments

Expert Model Bonus calculated as the sum of Fee Pass-Through Earnings (determined as described below) and Project Origination Earnings (determined as described below) less Salary

The Company reserves the right to modify its policies and procedures in relation to remuneration as circumstances may require in the future. The Director shall be advised of any such changes prior to their implementation.

Fee Pass-Through Earnings

Fee Pass-Through Earnings shall be calculated as follows:

For engagements or projects that the Director refers to the Company through his own exclusive efforts or jointly with other experts or staff of the Company (being thereby designated the Originator or Co-originator for that engagement), the Director shall be credited with *** (the “Pass-Through Rate”) of his billing rate for the number of hours invoiced and collected by the Company on that project.

In all other circumstances the Director shall be credited with *** of his billing rate for the number of hours invoiced and collected by the Company.

The Company shall apply its standard policies concerning write-downs, bad debts and collections. Copies of these policies are available on request. The Company reserves the right to alter and amend these policies from time to time and shall advise the Director of any such amendments.

Project Origination Earnings

Project Origination Earnings shall be calculated as follows:

In respect of any engagements for which the Director is the Originator, the Director shall be credited with **** of the total collected professional staff billings on that engagement, net of (i) all expenses, (ii) the Director’s own professional fees (if any), and (iii) the fees of other Directors, Principals and Affiliates of the Company working on the engagement/project.

In respect of any engagements for which the Director is the Originator, the Director shall be credited with *** of the total collected billings of other Directors, Principals or Affiliates of the

Company on that engagement provided that those Directors, Principals or Affiliates are not themselves designated as Co-originators of that project, and provided that their Pass Through Rate on that engagement is reduced by *** from the maximum otherwise available.

For engagements originated by the Director in combination with other Directors, Principals or Affiliates of the Company the origination fee percentage used to calculate each originating party’s Project Origination Earnings will be divided appropriately among the individuals involved but such that the percentage share will in all cases be no lower than *** Directors are encouraged to reach their own agreements regarding the apportioning of the origination credit with other LECG professional staff involved in originating an agreement. The Chief Executive of LECG Corporation will resolve any disputes concerning the apportioning of the origination credit.

4.                                      PAYMENT OF REMUNERATION

From the Commencement Date of this Agreement the Director will receive a salary of £600,000 which will be paid subject to deduction of income tax and national insurance contributions monthly in accordance with the Company’s ordinary payroll policies.

At the end of each calendar year the Company shall within 60 days calculate Remuneration earned during that period. If Remuneration during that period exceeds the Salary for that period the Director shall, subject to Clause 6, be paid the difference, after deduction of income tax and national insurance contributions.

Signing Bonus

LECG has paid the Director a one-time signing bonus of £145,000 in 2005.

Payment of this signing bonus assumes that the Director will continue in the employment of LECG for a period of at least four (4) years commencing 1 January 2005. If the Director voluntarily terminates the Agreement with LECG or LECG terminates the Director’s employment due to circumstances amounting to gross misconduct during the first four (4) years of the Agreement, he will repay to LECG a proportion of the signing bonus received, forgiven at 1/48 per month after the payment of the bonus or any portion thereof, upon his departure. If the Director leaves in response to a repudiatory breach of contract by LECG, no such repayment will occur.

Deductions

The Director agrees that during his employment and in the event of his departure from LECG, LECG is authorised to deduct from Remuneration any amounts the Director owes to LECG.

5.                                      BENEFITS

The Director will be entitled to be provided with health care and income protection benefits afforded to all employees. At the date of this Agreement the benefits provided are participation in the Company’s private health care scheme, upon completion of the required eligibility waiting period, and the long term disability scheme and death in service cover set at the “free cover limit” of the Death in Service Policy covering LECG UK personnel (Le. the maximum cover provided under the policy without a requirement for a medical examination). Each of these benefits is provided subject to the terms and conditions of the applicable insurance policy in force and may be varied or withdrawn on not less than one week’s notice in writing being given to the Director. In addition, the Director may make personal contributions to the LECG Group Personal Pension Scheme. No contracting out certificate for the purposes of the second state pension is in force.

6.                                      SICK LEAVE

If the Director is absent from work because of sickness, an absence record form must be completed within seven days of the commencement of the period of absence. A medical certificate signed by a registered medical practitioner as to the reason for absence must be handed or sent to the Director -International Operations if the Director is absent for a period of seven days or more. A new medical certificate must be submitted for each week of absence thereafter.

7.                                      TERM

The Director will be employed by the Company from the Commencement Date until this Agreement is terminated by either party giving not less than 90 days’ written notice, provided that the Company may terminate the Director’s employment without notice in the case of gross misconduct or other circumstance justifying summary dismissal.

In the event of the Director terminating this Agreement, he shall give such written notice to the Managing Director.

Upon termination of this Agreement, the Director agrees that he will no longer state on any marketing material used by him that the Director is an employee of the Company.

Upon termination of this Agreement, Fee Pass-Through Earnings and Project Origination Earnings shall be credited to the Director in respect of services provided up to the date of termination, provided and to the extent that the associated fees are subsequently collected from clients.

The Company may suspend the Director on full pay from his employment to enable a full investigation into any disciplinary matter to be carried out or if it is otherwise appropriate to do so.

The Company reserves the right during any notice period or period of suspension, subject to the continuation of payment of the Director’s salary and benefits, to require the Director not to attend the Company’s premises and/or not to undertake all or any of his duties hereunder for all or any part of the period of notice (whether given by the Director or the Company) (“Garden Leave”). During any period of Garden Leave, the Company may require the Director not to have any contact with any employees, agents, suppliers, customers or clients of the Company and/or any Group Company or, at its option, to require the Director to attend work and undertake any other reasonable duties.

The Company reserves the right to pay the Director Remuneration in lieu of any notice of termination of employment (or part thereof) which either party is required to give. For the avoidance of doubt, where the Director receives pay in lieu of notice, he will not be entitled to any additional compensation in respect of any holiday which would otherwise have accrued during his notice period (or part thereof).

8.                                      CONFIDENTIALITY

The Director agrees that during and after the termination of the Agreement, all documents and information in whatever form (e.g., hard copy, microfilm, microfiche, computer and electronic files), prepared by him, or obtained from any client, any employee or other affiliate or independent contractor of Company in connection with the operations of Company or the services provided under this Agreement (“Proprietary Information”), are and shall be kept strictly confidential, and shall not be disclosed except as required by law. If disclosure is required by law, Director agrees to notify LECG’s General Counsel as soon as is practical prior to making a disclosure. All Proprietary Information belonging to the Company and/or any of its clients shall remain the property of the Company or the client, respectively. Upon the Termination Date, the Director will immediately discontinue use of the Proprietary Information and will not remove any Proprietary Information from the Company’s offices or from any other place where the Proprietary Information is located unless the Chief Executive of LECG Corporation has received a written request from a client for whom the Company has rendered consulting services that the client’s Proprietary Information, specifically identified, be transferred to the Director or any other person or entity. Upon receipt of such a client request, the Company will release as soon as practicable the relevant client Proprietary Information as directed by the client.

The Director further agrees that upon the termination of the Agreement with the Company he will assist the Company, at no cost to the Company, in obtaining payment of any outstanding balances owed to the Company by any clients he was responsible for billing that request the transfer of its Proprietary Information to the Director.

9.                                      RESTRICTIONS

The Director agrees that he will not directly or indirectly on his own behalf or on behalf of or in conjunction with any person:

without prejudice to his implied obligations of loyalty and fidelity, during the term of this Agreement, solicit or induce, or cause others to solicit or induce, any person employed by or acting as an independent contractor to or any client of the Company, and/or any Group Company, to terminate his/its relationship with the Company and/or any Group Company, whether or not that would involve any breach of contract by that person or client.

for a one (1) year period after the Termination Date:

solicit or induce, attempt to solicit or induce or cause others to solicit or induce, any Key Person or any client to terminate his/its relationship with the Company and/or any Group Company, whether or not that would involve any breach of contract by that person;

employ, engage or otherwise retain or cause others to employ, engage or otherwise retain any Key Person, whether or not that would involve any breach of contract by that person;

Each of the restrictions contained in Clause 11.1 above is a separate and distinct undertaking and for the avoidance of doubt is not intended to prevent the Director from performing consulting services following the Termination Date except to the extent that the provision of such services would constitute or involve any breach of any of those restrictions.

The period of restraint on the Director’s activities after the Termination Date imposed pursuant to Clause 11.1 above shall be reduced by any period of Garden Leave served by the Director after notice is given (whether by the Company or by the Director).

10.                               GENERAL PROVISIONS

This Agreement is personal between the Company and the Director and the Director may not assign or transfer any duties, rights or interests created under this Agreement without the prior written consent of the Company. Nothing in this Agreement is intended to confer on any person any right to enforce any terms of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

This Agreement contains the entire agreement of the parties for the provision of Expert Services. It may not be changed by oral agreement but only in writing signed by both parties and in the case of the Company no such agreement shall be binding upon it unless signed by an authorised representative of the Company.

This Agreement supersedes any previous agreement between the parties for the provision of Expert Services in relation to which it represents the entire understanding between the parties.

There are no collective agreements applying to this Agreement.

Equal Opportunities -The Company is committed to equal employment opportunity, both in principle and as a matter of corporate policy. This commitment applies to all persons involved in the operations of the Company and prohibits employment discrimination based on race, colour, national origin, ancestry, citizenship status, religion, creed, physical or mental disability, medical condition, marital status, sex, sexual orientation, age or any other basis protected by law.

Independence of Work -The Director will be responsible for all services he provides to clients and all opinions and reports which he issues will be his and not the opinions or reports of the Company.

Disciplinary and Grievance Procedures -If it appears that an act of misconduct has been committed by the Director, the Disciplinary Procedure contained in this Agreement as Schedule 1 (or such Disciplinary procedure as may subsequently be substituted therefore by the Company) will be followed, with such modifications as appear to the Company to be necessary or desirable in the circumstances of the case. If the Director has a grievance relating to this Agreement with the Company he shall raise it in the first instance with the Managing Director. For the avoidance of doubt, these procedures do not form part of your contract of employment.

Interpretation -For the purposes of this Agreement, the following words have the following meanings:

“client” means any person who at the Termination Date, has the Company and/or any Group Company under a retainer, is considering a tender or other proposal for services submitted by any Group Company and/or any of its or their directors, officers, employees or independent contractors on a project or matter, or has the Company and/or any Group Company and/or any of its or their directors, officers, employees or independent contractors working on a matter without a formal retainer arrangement.

“Group Company” means any parent undertaking of the Company and any subsidiary undertaking of the Company or any such parent undertaking and any other undertaking which is a company having an ordinary share capital (as define~ in Section 832 of the Income and Corporation Taxes Act 1988) of which not less than ·200/0 is owned directly or indirectly by the Company or any parent undertaking of the Company or any subsidiary undertaking of the Company or any such parent undertaking, applying the provisions of Section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership.

“Key Person” means any director, officer or employee of or any independent contractor to the Company and/or any Group Company who is employed or engaged by the Company and/or any Group Company on the Termination Date as a Director, Principal, Senior Managing Consultant, Managing Consultant, Consultant or in an executive or managerial capacity and with whom the Director had dealings during the course of his employment at any time during the Relevant Period.

“Relevant Period” means the 12 months immediately preceding the Termination Date.

“solicit” includes, but is not limited to, any contact with a client, director, officer or employee of or independent contractor to the Company and/or any Group Company for the purpose of inducing change (that is adverse to the Company and/or any Group Company) to their business relationship with the Company and/or any Group Company.

“Termination Date” means the date on which this Agreement and the Director’s employment ends for whatever reason and whether or not due notice has been given by either party.

“undertaking”; “parent undertaking” and “subsidiary undertaking” respectively shall have the meanings given to those terms under Sections 258 and 259 of the Companies Act 1985.

References in this Agreement to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate, words denoting a singular number only shall include the plural and vice versa and the masculine gender shall include the feminine and vice versa.

11.                               HOLIDAYS

The Director is entitled to the following paid holidays:

•                  English Public holidays

•                  25 working days holiday in each holiday year accumulating at a rate of 6.25 days per 3 months or part thereof completed employment.

The holiday year is a calendar year from 1st January to 31 December and you are expected to normally take your holidays during this calendar year. However, you will be permitted to carryover a maximum of 5 days’ unused holiday entitlement into the following holiday year, provided that these are taken by the end of March of that year.

Failing to do so you will lose the entitlement and there is no cash compensation from the company.

If you leave our employment with an outstanding holiday entitlement, you will, in addition to any other sums to which you may be entitled, be paid a sum representing salary for the number of days holiday entitlement outstanding (payment in lieu of time off). if you leave our employment having taken more than the accrued holiday entitlement for the current holiday year then a sum equivalent to salary for the additional holiday taken will be deducted from any final payment to you and the balance will be paid to you. A day’s holiday pay for these purposes will be 1/260 of your annual basic salary.

12.                               COMPANY POLICIES

The Director has been supplied with and acknowledges receipt of the policies referred to in this Agreement (the “Policies”). The Company reserves the right to amend the Policies from time to time, which may affect the services the Director is providing under this Agreement. Any changes in any Policy will be notified to the Director prior to their implementation.

13.                               CONFLICTS OF INTEREST

In order to avoid potential conflicts of interest with services and/or work performed by the Company, the Director agrees to follow the Company’s conflicts policy and procedures prior to providing the services under this Agreement.

14.                               DATA PROTECTION

The Director for the purposes of the Data Protection Act 1998 consents to the processing of all or any personal data (in manual, electronic or any other form) relevant to his employment with the Company. Processing includes but is not limited to obtaining, recording, using and holding data and includes the transfer of data to any country either inside or outside the EEA.

15.                               NOTICES

Any formal communication under or in connection with this Agreement may, in the case of the Company, be delivered by hand or sent by mail or facsimile to the Company at its registered office for the time being. In the case of the Director, it may be delivered to him by hand or sent by first class or equivalent post, airmail or facsimile to his usual or last known place of residence.

Any formal communication under or in connection with this Agreement will be deemed to have been served:

•                  if delivered, at the time of delivery;

•                  if posted, at 10.00 am on the second working day after it was put into the post;

or

•                  if sent by facsimile, at the expiration of two hours after the time of dispatch, if dispatched before 3.00 pm on any working day, and in any other case at 10.00 am on the working day following the date of dispatch.

In proving service it will be sufficient to prove that delivery was made or that the envelope containing the formal communication was properly addressed and posted as a pre-paid first class or airmail letter or that the facsimile message was properly addressed and dispatched as the case may be, unless the party for whom the communication was intended can prove non-delivery, in which case the communication will be deemed to have been served when it was first received by the party for whom it was intended.

16.                               GOVERNING LAW AND ARBITRATION

This Agreement is subject to English law.

In the event of any difference or dispute arising between the parties out of or in connection with this Agreement, the parties shall negotiate in good faith to resolve such difference or dispute by agreement but if no such agreement has been reached within 14 days after the difference or dispute was first notified by one party to the other in writing (“the End Date”), the said difference or dispute shall be referred to a single arbitrator to be agreed upon by the parties or in default of agreement within 14 days after the End Date to be nominated by the Director General for the time being of the Chartered Institution of Arbitrators in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment of it for the time being in force.

The condition above shall be without prejudice to the right of the Company and/or any Group Company to apply to the High Court of Justice in England or to any other appropriate Court or Tribunal for an injunction or other appropriate interim or final relief if it reasonably considers that it will suffer irreparable harm before any interim or conservatory measure could be taken or that no adequate remedy would be available in an arbitration as above and the parties irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in England for this purpose.

AS WITNESS the hands of, or on behalf of, the parties the day and year first before written

SIGNED for and on behalf of LECG Limited	/s/ Chris Osborne
Managing Director

Date:	17/6/2008

SIGNED by Director:	/s/ Richard Boulton

Date:	18/7/2008

SCHEDULE 1

Disciplinary Procedures

Purpose and Scope

This procedure is designed to help and encourage all employees to achieve and maintain standards of conduct, attendance and job performance. The rules detailed below apply to all employees. The aim is to ensure consistent and fair treatment for all.

Principles

(i)                                   No disciplinary action will be taken against an employee until the case has been fully investigated by the Company.

(ii)                                At every stage in the procedure the employee will be advised of the nature of the compliant against him/her and will be given the opportunity to state his or her case before any decision is made.

(iii)                             The employee will have the right to be accompanied by a work colleague during disciplinary interviews.

(iv)                            No employee will be dismissed for a first breach of discipline and employees will initially be spoken to on an informal basis except in the case of gross misconduct when the penalty will be dismissal without notice.

(v)                               An employee will have the right to appeal against any disciplinary penalty imposed.

(vi)                            The procedure may be implemented at any stage if it is felt that the employee/s misconduct warrants such action.

The Procedure

The Company reserves the right not to adhere to all stages of the procedures laid down.

Stage 1-First Written Warning

If conduct or performance does not meet acceptable standards, you will normally be given a formal Verbal Warning which will be confirmed in writing. You will be advised of the reason for the warning, that it is the first stage of the disciplinary procedure and of your right to appeal.

Stage 2-Second Written Warning

If the offence is a serious one, or if a further offence occurs, a Written Warning will be given. This will give details of the complaint and the improvement required within a specified time and will advise of the right to appeal. It will warn that action under Stage Three will be considered if there is no satisfactory improvement. A copy of this Written Warning will be kept on your personal record but will be disregarded for disciplinary purposes after 12 months subject to satisfactory conduct and performance.

Stage Three —Dismissal

If conduct or performance is still unsatisfactory and the employee still fails to reach the prescribed standards or if the offence is considered serious enough, dismissal will normally result. However, the Company reserves the right to impose sanction other than dismissal, e.g. demotion and suspension.

Gross Misconduct

The following list provides some examples of offences which are normally regarded as gross misconduct and which would be dealt with at Stage Three of the disciplinary procedure. This list is not exhaustive:

•                  Theft

•                  Fraud

•                  Deliberate falsification of records

•                  Violence towards other persons or the use of insulting language or behaviour generally

•                  Assault on another person

•                  Deliberate damage to company property

•                  Incapability through alcohol or the use of illegal drugs

•                  Serious negligence causing unacceptable loss, damage or injury

•                  Serious act of insubordination

•                  Disclosure of confidential information

•                  Breach of any established rule or procedure laid down by the Company

•                  Refusal or failure to obey a lawful and reasonable instruction given in a proper manner by a member of management.

If you are accused of an act of gross misconduct, you may be suspended from work on full pay while the Company investigates the alleged offence. If on completion of the investigation and the full disciplinary procedure, the Employer is satisfied that gross misconduct has occurred, the result will normally be summary dismissal without notice but the Company reserves the right to impose any other sanction appropriate in particular circumstances.

Unsatisfactory Performance, Attendance or Conduct

The following list provides some details of misconduct which would normally be dealt with at either Stage One or Stage Two of the disciplinary procedure but may also lead to dismissal. Again, this is not an exhaustive list.

•                  Unsatisfactory job performance

•                  Unacceptable level or pattern of absence, or unauthorised absence

•                  Persistent lateness

Appeals

Should you wish to appeal against a disciplinary decision, you would submit this in writing to the Office Director within five working days. The Office Director will hear all appeals normally within 14 days and his/her decision is final. At the appeal any disciplinary penalty imposed will be reviewed but it cannot be increased.